Exhibit 4.6

Equity Pledge Agreement

THIS EQUITY PLEDGE AGREEMENT (hereinafter referred to as this "Agreement") is entered into as of September 30, 2022, in Beijing, China, by and among the following parties.

Party ABeijing Glorywolf Co., Ltd. (hereinafter referred to as "Pledgee")

Address:Room 1801-10, 18/F, Building 1, No. 16, Taiyanggong Middle Road, Chaoyang District, Beijing

Party B1: ZHAO Peng

ID number: [* * *]

Party B2: YUE Xu

ID number: [* * *]

(Together with ZHAO Peng, the "Pledgors")

Party C: Beijing Huapin Borui Network Technology Co., Ltd.

Address: Room 1801-09, 18/F, Building 1, No. 16, Taiyanggong Middle Road, Chaoyang District, Beijing

For the purposes of this Agreement, Party A, Party B and Party C are hereinafter referred to individually as a "Party" and collectively as the "Parties".

WHEREAS:

1.

The Pledgors are shareholders of Party C as of the date of this Agreement and hold 100% of the equity interest in Party C in aggregate, of which ZHAO Peng holds 99.5% and YUE Xu holds 0.5%. Party C is a limited liability company incorporated in Beijing, the PRC.

2.

The Parties hereto entered into an Equity Pledge Contract dated February 21, 2020 (the "Original Equity Pledge Contract") concerning the equity pledge provided by Party B to Party A in respect of the equity interest then held by Party B in Party C. The equity pledge has been registered with the registration authority (as defined below) after the execution of the Original Equity Pledge Contract. As of the date of this Agreement, the registration of the equity pledge is still in effect and there has been no change in the equity interest held by Party B in Party C since February 21, 2020.

3.

The Pledgee is a wholly foreign-owned enterprise incorporated in Beijing, China. The Pledgee, the Pledgors and Party C have entered into an Exclusive Technology and Service Cooperation Agreement dated September 30, 2022 (the "Technology and Service Cooperation Agreement"), pursuant to which the Pledgee provides exclusive technical services, technical consultations and other services to Party C;

4.	The Parties hereto have entered into an Exclusive Option Agreement dated September 30,

2022 (hereinafter referred to as the "Exclusive Option Agreement"), under which, if the Pledgee, at its sole discretion, to the extent permitted by the Laws of the PRC and relevant conditions, requests so, (a) the Pledgors shall transfer all or part of their equity interest in Party C to the pledgee and/or any other entity or person designated by it upon its request; and (b) Party C shall transfer all or part of its assets to the pledgee and/or any other entity or person designated by it upon its request;

5.

The Parties hereto have executed a Proxy Agreement dated September 30, 2022 (the "Proxy Agreement"), whereby the Pledgors have irrevocably and fully entrusted the person then designated by the Pledgee to exercise, on behalf of the Pledgee, all of its shareholder proxy and voting rights of Party C;

6.

As security for the performance of the Pledgors’ obligations under the Contract (as defined below) and the payment of the Secured Indebtedness (as defined below), Party A, Party B and Party C intend to enter into this Agreement in respect of the pledge of Equity Interest by Party B to Party A. The Pledgors pledge all of the Equity Interest owned by them in Party C to the Pledgee as security for such obligations and indebtedness, and Party C agrees to such equity pledge arrangement.

1.	Definitions

Unless otherwise provided herein, the following terms shall have the meanings given below:

1.1

"Pledge " shall mean the security interest granted by the Pledgors to the Pledgee pursuant to Article 2 hereof, i.e. the right of the Pledgee to be paid in priority with the Equity Interest based on the monetary valuation that such Equity Interest is converted into or from the proceeds from auction or sale of the Equity Interest.

1.2

"Equity Interest" shall mean the entire Equity Interest in Party C (including all Equity Interests now owned by the Pledgors which together constitute the entire registered capital of Party C and related thereto) that the Pledgors legally hold in Party C and have the right to dispose of and pledge to the Pledgee as security for their and Party C's performance of the Contractual Obligations and payment of the Secured Indebtedness in accordance with the provisions of this Agreement and the Additional Equity Interests added pursuant to Article 6.7 hereof.

1.3	"Pledge Term" shall mean the term set forth in Article 3 hereof.
1.4	"Event of Default" shall mean any of the circumstances set forth in Article 7 hereof.
1.5	"Notice of Default" shall mean the notice given by the Pledgee under this Agreement declaring an Event of Default.
1.6	"Contractual Obligations" refers to all contractual obligations of the Pledgors under the Technology and Service Cooperation Agreement, the Exclusive Option Agreement and the

Proxy Agreement; and all contractual obligations of Party C under the Technology and Service Cooperation Agreement, the Exclusive Option Agreement and the Proxy Agreement; and all contractual obligations of the Pledgors and Party C under this Agreement.

1.7	"Transaction Agreement" shall mean the Technology and Service Cooperation Agreement, the Exclusive Option Agreement and the Proxy Agreement, or one or more of these agreements.
1.8

"Secured Indebtedness" shall mean (a) all payments owed by Party C to the Pledgee (including but not limited to consulting and service fees payable to the Pledgee under the Technology and Service Cooperation Agreement (whether on the stated due date, by early repayment or otherwise) and interest thereon, liquidated damages (if any), indemnities, and attorneys' fees, arbitration fees, and expenses of appraisal and auction of the Equity Interests, and other expenses incurred in realizing the Pledge; (b) all direct, indirect, consequential losses and loss of predictable benefits suffered by the Pledgee as a result of any event of default caused by the Pledgors and Party C, whose amount is projected based on, including but not limited to, the Pledgee's reasonable business plan and profitability projections; and (c) all expenses incurred by the Pledgee to enforce the Pledgors and/or Party C to perform their Contractual Obligations.

1.9

"Laws of the PRC" shall include any law, regulation, rule, notice, interpretation or other binding document issued by any central or local legislative, administrative or judicial authority before or after the signing of this Agreement.

1.10

"Security interest" shall include a security, mortgage, third party’s right or interest, any option, right of acquisition, right of first refusal, right of set-off, retention of title or other security arrangement, etc.

2.	Pledge
2.1

As security for the immediate and complete payment of the Secured Indebtedness and the performance of the Contractual Obligations, the Pledgors hereby pledge the Equity Interest to the Pledgee by way of first priority pledge in accordance with this Agreement. Party C agrees that the Pledgors pledge the Equity Interest to the Pledgee in accordance with this Agreement.

2.2

The Parties understand and agree that the monetary valuation arising out of or in connection with the Secured Indebtedness is a changing and fluctuating valuation until the Settlement Date (as defined in Article 2.4). The Pledgee and the Pledgors may adjust and confirm the maximum amount of the Secured Indebtedness to be secured by the Equity Interest in aggregate from time to time prior to the Settlement Date by amending and supplementing this Agreement through negotiation as a result of changes in the monetary valuation of the Secured Indebtedness and the Equity Interest.

2.3

The amount of the Secured Indebtedness shall be determined based on the total amount (hereinafter referred to as the "Confirmed Indebtedness") of the Secured Indebtedness due and payable to the Pledgee as of the latest date prior to or on the date of occurrence of any of the following events (hereinafter referred to as the “cause of settlement”):

(a)	The Technology and Service Cooperation Agreement expires or is terminated in accordance with the relevant provisions thereunder;
(b)	An event of default under Article 7 hereof occurs and remains unresolved, causing the Pledgee to serve a notice of default on the Pledgors in accordance with Article 7.3;
(c)	The pledgee reasonably believes, through appropriate investigation, that the Pledgors and/or Party C is insolvent or is likely to be placed in a state of insolvency; or
(d)	Any other event that requires the determination of the Secured Indebtedness under the Laws of the PRC.
2.4

For the avoidance of doubt, the date of occurrence of the Cause of Settlement shall be the Settlement Date (hereinafter referred to as the "Settlement Date"). The Pledgee shall be entitled, at its sole discretion, to realize the Pledge in accordance with Article 8 on or after the Settlement Date.

2.5

During the term of the Pledge (as defined in Article 3.1), the Pledgee shall have the right to withdraw any bonuses, dividends or other distributable benefits arising from the Equity Interest and apply them in priority to repay the Pledgee. The Pledgors shall, upon receipt of the Pledgee's written request, deposit (or procure Party C to deposit) such fruits in an account designated in writing by the Pledgee to be supervised by the Pledgee; and the said fruits shall not be withdrawn by the Pledgors without the Pledgee's written consent.

2.6

During the term of this Agreement, the Pledgee shall not be liable for any diminution in the value of the Equity Interests, nor shall the Pledgors have any recourse or claim of any kind against the Pledgee, except for any intentional or gross negligence of the Pledgee.

2.7

To the extent permitted by the provisions of Article 2.6 hereof, if there is any possibility that the value of the Equity Interest may be significantly reduced to the extent that the rights of the Pledgee are jeopardized, the Pledgee agrees that the Pledgors may at any time sell or auction the Equity Interest on behalf of the Pledgee and agree with the Pledgee to apply the proceeds of the auction or sale to the early settlement of the Secured Indebtedness or to deposit the proceeds with the local notary office at the place where the Pledgee is located (any costs incurred shall be paid from the proceeds of the auction or sale). In addition, the Pledgors shall provide other property as security to the satisfaction of the Pledgee. In the case of any of the above-mentioned events that may result in a significant reduction in the value of the Equity Interest and jeopardize the rights of the Pledgee, the Pledgors must promptly notify the Pledgee and, at the Pledgee's reasonable request, take the necessary actions to eliminate the above-mentioned events or reduce their adverse effects. Otherwise, the Pledgors shall be liable to the Pledgee for any direct or indirect damages resulting therefrom.

2.8

The equity pledge created hereunder is a continuing guarantee and shall continue in force until the contractual obligations are fully performed and the Secured Indebtedness are fully repaid. No waiver or relief by the Pledgee on any default of the Pledgors or delay by the Pledgee in exercising any of its rights under the Transaction Agreement and this Agreement shall affect the Pledgee's rights under this Agreement and relevant Laws of the PRC and the Transaction Agreement to require the Pledgors and Party C to strictly enforce the Transaction Agreement and this Agreement at any time thereafter or the Pledgee's rights arising from any subsequent breach of the Transaction Agreement and/or this Agreement by the Pledgors and Party C.

3. Term of Pledge

3.1

The pledge shall take effect from the date of registration of the pledge of equity interests with the local market supervision and administration department at the place where Party C is located (hereinafter referred to as the "Registration Authority"), and such pledge shall be valid (hereinafter referred to as the "Term of Pledge ") from the said effective date until: (a) the last Secured Indebtedness are fully paid and contractual obligations secured by such pledge are fulfilled; or (b) the Pledgee decides to purchase the entire equity interests held by the Pledgors in Party C in accordance with the Exclusive Option Agreement, to the extent permitted under the Laws of the PRC, the equity interests in Party C have been legally transferred to the Pledgee and/or its Designee, and the Pledgee and its subsidiaries and branches can legally engage in the business operated by Party C; or (c) the Pledgee decides to purchase all of the assets of Party C under the Exclusive Option Agreement, to the extent s permitted by the Laws of the PRC, all of the assets of Party C have been legally transferred to the Pledgee and/or its designee, and the Pledgee and its subsidiaries and branches can legally engage in the business operated by Party C with the said assets; or (d) the Pledgee unilaterally requests to terminate this Agreement (the right of the Pledgee to terminate this Agreement is without any restriction and such right is only enjoyed by the Pledgee, and the Pledgors or Party C shall not have the right to unilaterally terminate this Agreement); or (e) it is terminated in accordance with the requirements of the relevant applicable laws and regulations of the PRC.

3.2

In the event that Party B and/or Party C fail to perform their Contractual Obligations or pay the Secured Indebtedness (including payment of exclusive consulting or service fees under the Technology and Service Cooperation Agreement, or otherwise fail to perform any of the Transaction Agreement) during the term of the Pledge, the Pledgee shall have the right, but not the obligation, to dispose of such Pledge in accordance with the provisions of this Agreement.

4.	Registration of Pledge
4.1

The Parties agree that, as of the date of this Agreement, the pledge of equity interest has been registered with the registration authority in accordance with the Original Equity Pledge Contract and no further application for registration of the establishment (or amendment) of the pledge of equity interest is required to be made to the registration authority.

4.2

During the Term of the Pledge stipulated in this Agreement, the Pledgors shall deliver to the Pledgee the original certificates of equity contribution and the register of shareholders recording the pledge (and such other documents as the Pledgee may reasonably request, including but not limited to the notice of registration of the pledge issued by the market supervision and administration department) for safekeeping. The Pledgee shall keep such documents in its custody throughout the Term of the Pledge as provided herein.

5.	Representations and Warranties of the Pledgors and Party C

The Pledgors represent and warrant to the pledgee as follows:

5.1

The Pledgors have full and independent legal status and legal capacity under Chinese laws and has been duly authorized to execute, deliver and perform this Agreement. It can sue and be sued as a separate entity.

5.2

The Pledgors shall be the sole legal and beneficial owners of the Equity Interest, and the Pledgors shall have full right and power to pledge the Equity Interest to the Pledgee in accordance with the provisions of this Agreement, and the Pledgee shall have the right to dispose of the Equity Interest and any part thereof. Unless otherwise agreed between the Pledgee and the Pledgors, the Pledgors shall have legal and full ownership of the Equity Interest.

5.3	The Pledgee shall have the right to dispose of and transfer the Equity Interest as set forth in this Agreement.
5.4

Except for the pledge, the Pledgors have not created any security interest or other encumbrances on the equity interest, the ownership of the equity interest is not in dispute, there are no unpaid tax liabilities, fees payable in connection with the equity, it is not subject to garnishment or other legal proceedings or similar threats, and it is available for pledge and transfer in accordance with applicable laws.

5.5

The execution of this Agreement by the Pledgors and the exercise of their rights hereunder or the performance of their obligations hereunder will not violate or conflict with any law, regulation, any court judgment, any arbitration award, any decision of any administrative authority, any agreement or contract to which the Pledgors are a Party or by which the Pledgors' assets are bound, or any promise made by the Pledgors to any third party.

5.6	All documents, information, statements and vouchers provided by the Pledgors to the Pledgee, whether provided before the effective date of this Agreement or after the effective date of this Agreement and during the term of the Pledge, shall be accurate, true, complete and valid.

5.7	This Agreement shall constitute a legal, valid and binding obligation of the Pledgors when it is duly executed by the Pledgors and becomes effective in accordance with the terms and conditions hereof.
5.8

The Pledgors have the full right and authority within the Pledgors to enter into and deliver this Agreement and all other documents to be signed by them in connection with the transactions described herein, and they have the full right and authority to consummate the transactions described herein.

5.9

Except for the registration of the Equity Pledge within the registration authority, the consent, permission, waiver, authorization of any third party or approval, license, waiver or registration or filing within any government agency (if required by laws) required to be obtained in connection with the execution and performance of this Agreement and the effectiveness of the Equity Pledge hereunder have been obtained or are being handled and will be fully and continuously valid during the term of this Agreement.

5.10	The pledge under this Agreement constitutes a first-order security interest in the Equity Interests.
5.11	All taxes and expenses payable as a result of the acquisition of the equity interest have been paid in full by the Pledgors.
5.12

There is no action, legal proceeding or petition pending or, to the knowledge of the Pledgors, threatened against the Pledgors or their property or equity interests before any court or tribunal, nor is there any action, legal proceeding or petition pending or, to the knowledge of the Pledgors, threatened against the Pledgors or their property or equity interests before any governmental or administrative agency that may have a material or adverse effect on the economic condition of the Pledgors or their ability to perform their obligations and liabilities under this Agreement.

5.13	Unless otherwise provided herein, there shall be no interference from any other Party at any time once the Pledgee exercises its rights under this Agreement.
5.14	The Pledgors hereby agree to be jointly and severally liable to the Pledgee for the representations and warranties made by Party C under this Agreement.
5.15

The Pledgors hereby warrant to the Pledgee that the foregoing representations and warranties will be true, correct, accurate and complete and will be fully complied with at all times and in all circumstances until the contractual obligations are fully performed or the Secured Indebtedness are fully paid.

Party C represents and warrants to the Pledgee as follows:

5.16

Party C is a limited liability company incorporated and legally existing under the Laws of the PRC, with independent legal personality, can sue and be sued as a separate entity, is duly registered with the competent market supervision and administration authorities, and has passed the annual inspection of the calendar year or submitted annual reports in accordance with the law; has full and independent legal status and legal capacity, and has been duly authorized to execute, deliver and perform this Agreement.

5.17	This Agreement shall a constitute legal, valid and binding obligation for Party C when it is duly signed by Party C and becomes effective in accordance with the terms and conditions hereof.
5.18

Party C shall have the full right and authority within Party C to enter into and deliver this Agreement and all other documents to be executed by it in connection with the transactions described herein, and it shall have the full right and authority to consummate the transactions described herein.

5.19

There is no material security interest or other encumbrance on the assets owned by Party C that may affect the rights and interests of the Pledgee in the Equity Interest (including but not limited to any transfer of any intellectual property rights or any assets of Party C, or any encumbrance on title or rights of use attached to such assets).

5.20

There is no action, arbitration, administrative proceeding, administrative penalty or other legal proceeding pending or, to the knowledge of Party C, threatened against the Equity Interests, Party C or its assets before any court or tribunal, nor is there any action, arbitration, administrative proceeding, administrative penalty or other legal proceeding pending or, to the knowledge of Party C, threatened against the Equity Interests, Party C or its assets before any governmental agency or administrative body that would affect the economic condition of Party C or the ability of the Pledgors or Party C to perform its obligations and liabilities under this Agreement in a material or adverse manner.

5.21	Party C hereby agrees to be jointly and severally liable to Pledgee for the representations and warranties made by Pledgors under this Agreement.
5.22

The execution of this Agreement by Party C and the exercise of its rights hereunder or the performance of its obligations hereunder will not violate or conflict with any law, regulation, any court judgment, the award of any arbitration authority, the decision of any administrative authority, any agreement or contract to which Party C is a Party or by which its assets are bound, or any commitment made by Party C to any third party.

5.23

All documents, information, statements and vouchers provided by C to the Pledgee, whether provided before the effective date of this Agreement or after the effective date of this Agreement and during the term of the Pledge, are accurate, true, complete and valid.

5.24	Except for the registration of the Equity Pledge within the registration authority, the consent, permission, waiver, authorization of any third party or approval, license, waiver or registration or filing with any government agency (if required by law) required to be obtained in connection with the execution and performance of this Agreement and the effectiveness of the Equity Pledge hereunder have been obtained or are being processed and will be in full and continuous effect during the term of this Agreement.

5.25	The pledge under this Agreement constitutes a first-order security interest in the Equity Interests.
5.26

Party C hereby warrants to the Pledgee that the above representations and warranties are true and correct and will be fully complied with at all times and under all circumstances until the contractual obligations are fully performed or the Secured Indebtedness are fully paid.

6.	Covenant and Further Agreement of the Pledgors and Party C

The covenant and further agreement of the Pledgors are as follows:

6.1	During the term of this Agreement, the Pledgors hereby covenant to the Pledgee that the Pledgors:
6.1.1

except for the performance of the Exclusive Option Agreement, no transfer of all or any part of the Equity Interest, creation or permission of the existence of any security interest or other encumbrance on title that may affect the Pledgee's rights and interests in the Equity Interest shall be made or agreed to by another person without the prior written consent of the Pledgee. In the case of a transfer of Equity Interest with the written consent of the Pledgee, the Pledgors shall first apply the proceeds of the transfer of the Equity Interest to the early satisfaction of the secured indebtedness to the Pledgee or to a third person agreed upon with the Pledgee for withdrawal of funds;

6.1.2

shall comply with and enforce the provisions of all laws and regulations applicable to the pledge and shall, within five (5) days after receipt of any notice, order or recommendation issued or made by the relevant Competent Authority (or any other relevant party) in respect of the Pledge, show the same to the Pledgee and shall comply with the said notice, order or recommendation or, raise objections and make representations at the reasonable request of the Pledgee or with the consent of the Pledgee in respect of the said matter;

6.1.3

shall immediately notify the Pledgee of any event (including but not limited to any lawsuit, arbitration, other claim, dispute over title to the Equity Interest by any third party; or any civil or criminal action, administrative action, arbitration or any other legal proceeding against the Pledgee or the Equity Interest that has or may have other adverse effect on the Pledgee's pledge interest by any third party; or any such action, arbitration or other legal proceeding, to the knowledge of the Pledgors, threatened against them) or notice received by the Pledgors that may have an effect on the Equity Interest and any other rights of the Pledgee or on the benefit of the Pledgee under the Transaction Agreement or this Agreement, and any event or notice received by the Pledgors that may have an effect on any of their warranties and other obligations arising under this Agreement; and, upon the reasonable request of the Pledgee, take all necessary measures to secure the Pledgee's pledge interest in the Equity Interest.

6.2

The Pledgors agree that the Pledgee's rights to the Pledge acquired under this Agreement shall not be interrupted or prejudiced by legal proceedings instituted by or on behalf of the Pledgors or any of the Pledgors' successors (including spouse, children, parents, siblings, grandparents) or by any other person.

6.3

In order to protect or perfect the security interest granted herein for the payment of the Secured Indebtedness and for the performance of the Contractual Obligations, and to secure the Pledgee's pledge interest in the Equity Interests and the exercise and realization of such rights, the Pledgors hereby covenant to execute and cause other Parties having an interest in the Pledge to execute in good faith all documents (including but not limited to supplements to this Agreement), certificates, agreements, deeds and/or covenants required by the Pledgee. The Pledgors further covenant to carry out and cause other Parties having an interest in the Pledge to carry out the acts required by the Pledgee to facilitate the exercise by the Pledgee of its rights and authority granted to it under this Agreement, and to execute all relevant documents relating to the ownership of the Equity Interest with the Pledgee or its designee (including Party A’s foreign parent company or a subsidiary directly or indirectly controlled by it). The Pledgors covenant to provide the Pledgee with all notices, orders and decisions necessary for the Pledgee in respect of the Pledge within a reasonable period of time.

6.4

The Pledgors hereby covenant to the Pledgee to observe and perform all warranties, covenants, agreements, representations and conditions under this Agreement. If the Pledgors fail to fulfill or partially fulfill their warranties, covenants, agreements, representations and conditions, the Pledgors shall indemnify the Pledgee for all losses resulting therefrom.

6.5

If the Equity Interest pledged hereunder is subject to any coercive measures imposed by a court or other governmental authority for any reason, the Pledgors shall use all their efforts, including (but not limited to) providing other guarantees to the court or taking other measures, to release such coercive measures of the court or other authority taken against the Equity Interest.

6.6

If the Equity Interest is involved in any property preservation or enforcement, or if there is any possibility of reduction or loss of value of the Equity Interest that jeopardizes the rights of the Pledgee, the Pledgors shall immediately notify the Pledgee in writing of such circumstances and cooperate with the Pledgee in taking effective measures to protect the rights and interests of the Pledgee, including but not limited to providing additional property as collateral or security, and if the Pledgors fail to do so, the Pledgee may auction or sell the Equity Interest at any time and apply the proceeds of the auction or sale to the early settlement of the Secured Indebtedness or withdrawal of the deposit; and any expenses so incurred shall be borne by the Pledgors.

6.7

Without the prior written consent of the Pledgee, the Pledgors and/or Party C shall not (or assist others to) increase, reduce, transfer or encumber the registered capital of Party C (or its contribution to Party C) (including the Equity Interests). Subject to this provision, the Equity Interest in Party C registered and acquired by the Pledgors after the date of this Agreement ("Additional Equity Interest") and the share capital of such Equity Interest in the registered capital of Party C shall also be the Equity Interests pledged by the Pledgors to the Pledgee pursuant to this Agreement. The Pledgors and Party C shall sign a supplemental equity pledge agreement with the Pledgee in respect of the Additional Equity Interest immediately upon the acquisition of the Additional Equity Interests by the Pledgors, cause the board of directors of Party C and the shareholders' meeting of Party C to approve such supplemental equity pledge agreement, and shall submit to the Pledgee all documents required for the supplemental equity pledge agreement, including but not limited to: (a) the original shareholder's capital contribution certificate issued by Party C in respect of the Additional Equity Interest; and (b) a copy of the capital verification report or other proof of capital contribution in respect of the additional equity interest certified by a certified public accountant of PRC. The Pledgors and Party C shall register the establishment (or change) of the Pledge of the Additional Equity Interest in accordance with Article 4.1 hereof and deliver the relevant documents to the Pledgee for safekeeping in accordance with Article 4.2 hereof.

6.8

Unless otherwise instructed by the Pledgee in writing and in advance, the Pledgors and/or Party C agree that in the event of a transfer of part or all of the Equity Interest between the Pledgors and any third party (hereinafter referred to as the "Equity Interest Transferee") in breach of this Agreement, the Pledgors and/or Party C shall ensure that the Equity Interest Transferee unconditionally acknowledges the Pledge and performs the necessary registration formalities (including but not limited to signing the relevant documents) to ensure the survival of the Pledge. The performance of the Pledgors and/or Party C under this Article shall not be deemed a waiver by the Pledgee of any breach of the Agreement made by Pledgors and/or Party C, and the Pledgee hereby expressly reserves the right to take legal action for the breach of contract by the Pledgors and/or Party C.

6.9

If the Pledgee provide a loan to Party C, the Pledgors and/or Party C agree to grant the Pledgee a pledge of the Equity Interest to secure such further loan and perform the relevant formalities as soon as possible in accordance with the requirements of laws, regulations or local practices (if any), including but not limited to the signing of relevant documents and the registration of the relevant pledge establishment (or change).

6.10

The Pledgors shall not perform or permit any act or action that may adversely affect the rights or Equity Interest of the Pledgee under the Transaction Agreement and this Agreement. The Pledgors hereby irrevocably waive the right of first refusal when the Pledgee realizes the Pledge.

6.11	In the event of any transfer of the Equity Interests as a result of the exercise of the Pledge hereunder, the Pledgors warrant to take all measures to complete such transfer.

6.12

The Pledgors ensure that the convening procedures, voting methods and contents of the shareholders' meeting and the board meeting of Party C convened for the purposes of this Agreement, the creation of the pledge and the exercise of the pledge do not violate laws, administrative regulations or Party C's articles of association.

6.13

The Pledgors shall not relinquish the Equity Interest held by them pledged to the Pledgee under this Agreement and/or relinquish the fruits arising from the holding of said equity interest, including but not limited to dividends and bonuses, until the Contractual Obligations have been fulfilled and the Secured Indebtedness has been fully paid.

6.14

Until the Contractual Obligations have been fulfilled and the Secured Indebtedness has been fully paid, the Pledgors shall not, by any resolution, consent to the transfer, sale or any other disposal of any of their assets by Party C without the prior written consent of the Pledgee.

6.15

The Pledgors shall not sign any document or make any covenant that has conflicts of interest with the agreements and any other legal documents signed with Party C or the Pledgee and its designee and being performed; the Pledgors shall not causes a conflict of interest between the Pledgors and the Pledgee or its shareholders by the way of act or omission. If such conflict of interest arises (and the Pledgee shall have the right to decide unilaterally whether such conflict of interest arises), the Pledgors shall take measures to eliminate it as soon as possible with the consent of the Pledgee or its designee. If the Pledgors refuse to do so, the Pledgee shall be entitled to exercise the Purchase Option under the Exclusive Option Agreement.

6.16

The Equity Interest in Party C held by the Pledgors is not common property between the Pledgors and their spouses, and the Pledgors’ spouses do not own and do not have control over the equity interest in Party C; the Pledgors’ management of Party C and other voting matters by virtue of their equity interest in Party C are not influenced by their spouses.

6.17

If, under applicable laws, any amendment, supplement or update to this Agreement is only effective upon completion of the corresponding approval and/or registration formalities for changes to the Pledge, the Pledgors shall register such changes with the relevant registration authority within five (5) days after the date of completion of such amendment, supplement or update.

Party C covenants and further agrees as follows:

6.16

If the execution and performance of this Agreement and the pledge of Equity Interests hereunder are subject to the consent, permission, waiver, authorization of any third party or the approval, license, waiver or registration or filing with any governmental agency (if required by law), Party C will endeavor to assist in obtaining and keeping it in full force and effect during the term of this Agreement. If Party C's term of business expires during the term of this Agreement, Party C shall complete the registration formalities for the extension of its term of business before the expiration of its term of business in order to ensure the effectiveness of this Agreement.

6.17

Party C will not assist or permit the Pledgors to create any new pledge or grant any other security interest over the Equity Interest or to transfer the Equity Interest without the prior written consent of the Pledgee.

6.18	Party C agrees to strictly comply with the obligations together with the Pledgors under Articles 6.3, 6.7, 6.8, 6.9, 6.11, 6.12, 6.14 and 6.15 hereof.
6.19

Party C shall not, without the prior written consent of the Pledgee, make any transfer or sale of Party C's assets or create or permit to exist any security interest or other encumbrance on title to Party C's assets that may affect the rights and interests of the Pledgee in the Equity Interest (including, without limitation, any transfer of any intellectual property rights or any assets of Party C, or any encumbrance on title or rights of use attached to such assets).

6.20

In the event of any legal proceedings, arbitration or other claims which may adversely affect Party C, the Equity Interest or the Pledgee's interest under the Transaction Agreement and this Agreement, Party C warrants to notify the Pledgee in writing as soon as possible and in a timely manner and to take all necessary measures to secure the Pledgee's pledge interest in the Equity Interest upon the reasonable request of the Pledgee.

6.21	Party C shall not perform or permit any act or action that may adversely affect the Pledgee's interest or equity interest under the Transaction Agreement and this Agreement.
6.22

Party C will provide to the Pledgee within the first month of each calendar quarter the financial statements of Party C for the previous calendar quarter, including but not limited to the balance sheet, income statement and cash flow statement.

6.23

Party C warrants to take all necessary measures and to execute all documents necessary to ensure the pledge interest of the Pledgee in the Equity Interest and the exercise and realization of such interest, upon the reasonable request of the Pledgee.

6.24	In the event of any transfer of the Equity Interests as a result of the exercise of the pledge under this Agreement, Party C warrants to take all measures to complete such transfer.
6.25

In the event of the death, incapacity, marriage, divorce, bankruptcy or other circumstances that may affect the exercise of the Pledgors’ equity interest in Party C, the Pledgors’ successors or the then shareholders or transferee of the Equity Interest in Party C shall be deemed to be a Party to this Agreement and shall succeed to/assume all of the Pledgors’ rights and obligations under this Agreement.

6.26	In the event of dissolution or liquidation of Party C as required by the laws of the PRC,

this Agreement shall terminate and Party C and Party B shall, to the extent permitted by the laws of the PRC, transfer all of their assets, including Equity Interest, to Party A and/or its designee for no compensation or at the lowest price permitted by the laws of the PRC at that time, or all assets of Party C, including the equity interest, shall be disposed of by the liquidator at that time in the interest of protecting the shareholders and/or creditors of Party A's direct or indirect parent company outside of China.

6.27

Each Party warrants to the other Parties that each Party will terminate this Agreement as soon as the Laws of the PRC permit and the Pledgee decides to purchase all of the equity interests in Party C held by the Pledgors pursuant to the Exclusive Option Agreement.

7.	Events of Default
7.1	Each of the following shall be deemed to be an event of default:
7.1.1

Violation of or failure of the Pledgors to perform any of their Contractual Obligations under the Exclusive Option Agreement, the Proxy Agreement and/or this Agreement, and violation of or failure of Party C to perform any of its Contractual Obligations under the Exclusive Option Agreement, the Proxy Agreement, the Technology and Service Cooperation Agreement and/or this Agreement;

7.1.2

Any representation or warranty made by the Pledgors in Article 5 of this Agreement containing a material misrepresentation or error and/or the Pledgors’ breach of any warranty in Article 5 of this Agreement and/or any covenant in Article 6 of this Agreement;

7.1.3	Breach of any provision or terms and conditions of this Agreement by the Pledgors and Party C;
7.1.4

Unless expressly provided in Article 6.1.1, the transfer or intention to transfer or relinquishment by the Pledgors of the pledged equity interest or the cession of the pledged equity interest without the written consent of the Pledgee;

7.1.5

The Pledgors' own loans, guarantees, indemnities, commitments or other liabilities to any third party (a) which are required to be repaid or performed earlier as a result of the Pledgors’ default; or (b) which are due but cannot be repaid or performed as scheduled;

7.1.6	Failure of the Pledgors to pay general debts or other debts owed;
7.1.7

The withdrawal, suspension, invalidation or material alteration of any approval, license, consent, permit or authorization of a governmental agency that makes this Agreement enforceable, legal and effective;

7.1.8	The enactment of applicable laws rendering this Agreement illegal or rendering the Pledgors unable to continue to perform its obligations under this Agreement;
7.1.9	An adverse change in the property owned by the Pledgors that causes the Pledgee to believe that the Pledgors’ ability to perform its obligations under this Agreement has been affected;
7.1.10

Partial performance or refusal by Party C or its successors or trustees to perform their payment obligations under the Technology and Service Cooperation Agreement or partial payment or refusal of the Pledgors and/or Party C to pay the Secured Indebtedness; and

7.1.11	Any other circumstance in which the Pledgors are or may be unable to exercise their rights against the Pledge.
7.2

Upon becoming aware or discovering that any of the circumstances described in Article 7.1 or any event that may lead to such circumstances has occurred, the Pledgors and Party C shall immediately notify the Pledgee in writing accordingly.

7.3

Unless the event of default set forth in this Article 7.1 has been satisfactorily resolved to the satisfaction of the Pledgee within thirty (30) days from the date of notice from the Pledgors, the Pledgee may, at any time upon or after the occurrence of the event of default, give notice of default to the Pledgors, exercising all of its rights and powers to remedy the default under the laws of China, the Transaction Agreement and this Agreement, including but not limited to:

(a)

require the Pledgors and/or Party C to pay immediately all outstanding payments due and payable under the Technology and Service Cooperation Agreement, all amounts owed under the Transaction Agreement and all other payments due and payable to the Pledgee, and/or pay the Loan; and/or

(b)

dispose of the Pledged Equity Interest as provided in Article 8 hereof and/or otherwise dispose of the Pledged Equity Interest to the extent permitted by laws (including, without limitation, receiving payment in priority from the proceeds derived from selling, auctioning or exchanging all or part of the Equity Interest).

The Pledgee shall have the right to exercise any of the foregoing rights at its sole discretion. In such event, the other Parties to this Agreement shall unconditionally agree to cooperate fully. The Pledgee shall not be liable for any loss resulting from the reasonable exercise of such rights and powers.

7.4

The Pledgee shall be entitled to appoint in writing its attorney or other agent to exercise any and all of its rights and powers as aforesaid, and neither the Pledgors nor Party C shall object thereto.

7.5	The Pledgee shall have the right to exercise any default remedies, at its option, either concurrently or successively, and the Pledgee shall not be required to exercise any other default remedies before exercising its right to sell or auction the Equity Interest under this Agreement.

8.	Exercise of Pledge Rights
8.1

The Pledgors shall not transfer the pledge or the Equity Interest in Party C without the written consent of the Pledgee until the Contractual Obligations have been fully performed and the Secured Indebtedness has been paid in full.

8.2	The Pledgee may give a notice of default to the Pledgors in accordance with Article 7.3 when exercising the Pledge.
8.3

Subject to the provisions of Article 7.3, the Pledgee may exercise the right to enforce the Pledge at the same time as the notice of default is given in accordance with Article 7.3 or at any time after the notice of default is given. Upon the Pledgee's option to enforce the Pledge, the Pledgors shall cease to have any rights or interests with respect to the Equity Interest.

8.4

Upon exercise of the pledge, the pledgee shall, to the extent permitted and in accordance with applicable laws, be entitled to dispose of the pledged equity interest in accordance with the law; all amounts received by the Pledgee as a result of the exercise of its pledge shall be disposed of in the following order:

(a)

Payment of all expenses incurred in connection with the disposal of the Equity Interest and the exercise of the pledgee's rights and powers (including payment of its attorney's fees and the remuneration of its agent);

(b)	Payment of taxes payable on the disposal of equity interests;
(c)	Payment of the secured indebtedness to the Pledgee.

If there is any remaining balance after deducting the above amount, the remaining amount (bearing no interest) shall be paid to the Pledgors or other person entitled to receive such amount in accordance with the provisions of relevant Chinese laws or deposited with the local notary office at the place where the Pledgee is located (any expenses incurred therein shall be paid from the remaining amount).

8.5

When the Pledgee disposes of the Pledge in accordance with this Agreement, the Pledgors and Party C shall provide the necessary assistance to enable the Pledgee to enforce the Pledge in accordance with this Agreement.

8.6

All actual expenses, taxes and all legal fees related to the creation of the equity pledge under this Agreement and the exercise of the rights of the Pledgee shall be borne by Party C, except for those provided by law to be borne by the Pledgee, and the Pledgee shall be entitled to deduct such expenses from the amount actually incurred in the exercise of its rights and powers.

8.7	The amount of the Secured Indebtedness as determined by the Pledgee in its sole discretion upon the exercise of its pledge of the Equity Interest pursuant to this Agreement shall serve conclusive evidence of the Secured Indebtedness under this Agreement.

9.	Transfer
9.1	The Pledgors shall not assign or entrust their rights and obligations under this Agreement without the prior written consent of the Pledgee.
9.2

The Pledgors and Party C agree that, unless otherwise permitted under the Laws of the PRC at that time, upon a notice given by the Pledgee to the Pledgors and Party C, the Pledgee may assign or transfer to any third party the exercise of any of its rights exercisable under this Agreement, the Transaction Agreement and the other Security Documents in any manner and on such terms and conditions (including the right to sub-assign) as it deems appropriate.

9.3

This Agreement shall be binding on the Pledgors and Party C and their respective successors and permitted assignees, if any, and shall be binding on the Pledgee and each of its successors and assignees.

9.4

If at any time the Pledgee assigns any and all of its rights and obligations under the Transaction Agreement to a Party (natural/legal person) designated by it, in such case the assignee shall have and assume the rights and obligations of the Pledgee under this Agreement as if it acts as an original party to this Agreement. When the Pledgee assigns the rights and obligations under the Transaction Agreement, at the request of the Pledgee, the Pledgors and/or Party C shall sign the relevant agreements or other documents related to such assignment.

9.5

If the Pledgee changes as a result of the assignment transaction agreement and/or this Agreement, at the request of the Pledgee, the Pledgors and Party C shall enter into a new equity pledge agreement with the new pledgee in respect of the Pledged Equity Interest on the same terms and conditions as this Agreement and register the corresponding pledge.

9.6

The Pledgors shall strictly comply with the provisions of this Agreement and other contracts entered into jointly or severally by the Parties hereto or any of them, including the Transaction Agreement, perform their obligations under this Agreement and other contracts (including the Transaction Agreement) and refrain from acts/omissions that may affect their validity and enforceability. The Pledgors shall not exercise any of its remaining rights with respect to the Equity Interests pledged hereunder, unless the Pledgee instructs otherwise in writing.

10.	Termination

Upon the expiration of the Term of the Pledge, this Agreement shall be terminated and the Pledgee shall, as soon as reasonably practicable, register the cancellation or termination of this Agreement and release the equity pledge under this Agreement, and the Pledgors and Party C shall record the release of the equity pledge in the register of shareholders of Party

C and register the cancellation of the equity pledge with the relevant registration authority, and the reasonable expenses arising from the release of the equity pledge shall be borne by the Pledgors and Party C. Articles 12, 13 and 19.5 shall survive the termination of this Agreement.

11.	Service Charges and Other Expenses

All costs and actual expenses in connection with this Agreement, including but not limited to attorneys' fees, costs of production, stamp duty and any other taxes and expenses shall be borne by Party C. If the Pledgee is required by applicable laws to bear certain relevant taxes and expenses, the Pledgors shall cause Party C to reimburse the Pledgee in full for the taxes and expenses already paid.

12.	Confidentiality

The Parties acknowledge that any oral or written information exchanged by them in connection with this Agreement is confidential. Each Party shall keep all such information confidential and shall not disclose any such information to any third party without the written consent of the other Parties, except (a) information publicly known (but not by reason of disclosure to the public by one of the recipients of the information); (b) information disclosed in accordance with applicable laws or the rules or regulations of any stock exchange; or (c) information required to be disclosed by any Party to its legal counsel or financial advisor in connection with the transactions contemplated by this Agreement, and such legal counsel or financial advisor shall be subject to confidentiality obligations similar to those in this Article.  Any disclosure of any Confidential Information by a person or body engaged by any Party shall be deemed to be a disclosure by such party of such Confidential Information, and the Party shall be liable for any breach of this Agreement. This Article shall survive termination of this Agreement for any reason whatsoever.

13.	Governing Laws and Dispute Resolution
13.1	The execution, validity, interpretation, performance, modification and termination of this Agreement and the settlement of disputes under this Agreement shall be governed by the laws of China.
13.2

In the event of any dispute arising out of the interpretation and performance of the provisions of this Agreement, the Parties shall negotiate in good faith to resolve the dispute. If the Parties fail to resolve such dispute by negotiation within thirty (30) days after a Party requests the other Parties to resolve the dispute through negotiation, then any Party may submit the dispute to the China International Economic and Trade Arbitration Commission for resolution through arbitration in accordance with its arbitration rules then in effect. The arbitration shall be conducted in Beijing and the language of the arbitration shall be Chinese. The arbitral award shall be final and binding on all Parties. The arbitral tribunal may impose restrictions on and/or dispose of (including but not limited to by way of compensation) the equity interests, assets or property interests of Party C, prohibit the transfer or disposal or make other relevant remedies or compensate the losses caused to the

Pledgee by the default of other Parties to this Agreement, impose restrictions on or compulsory transfer of assets in relation to the relevant business to award injunctive relief or liquidate Party C, etc. Such awards shall be enforced by each Party. After the arbitral award becomes effective, any Party shall have the right to apply to the court with jurisdiction to enforce the arbitral award. If necessary, the arbitral institution shall have the right to rule that the Breaching Party shall immediately cease the default or rule that the Breaching Party shall not engage in any act that may cause the Pledgee to suffer further damages before making a final decision on the dispute among the Parties. A court of competent jurisdiction in the PRC, Hong Kong, the Cayman Islands or elsewhere (including a court in the place of incorporation of the proposed/existing public company with which the Pledgee is associated, a court in the place of incorporation of Party C, a court in the place where Party C or the pledgee's principal assets are located) shall likewise have the power to grant or enforce an award of the arbitral tribunal and to award or enforce interim relief in respect of Party C's equity interest or interest in the property, and shall also have the power to grant or enforce interim relief or other measures in favor of the Party initiating arbitration pending the constitution of the arbitral tribunal or in other appropriate circumstances, including, but not limited to, an order or judgment that the Breaching Party immediately cease the default or that the Breaching Party refrain from the conduct that would cause the Pledgee to suffer further damages.

13.3

In the event of any dispute arising out of the interpretation and performance of this Agreement or in the event that any dispute is subject to arbitration, the Parties hereto shall continue to exercise their respective rights and perform their respective obligations under this Agreement, except for the matters in dispute.

13.4

If at any time after the date of this Agreement, as a result of the enactment of or change in any PRC law, regulation or rule, or as a result of a change in the interpretation or application of such law, regulation or rule; the following provisions shall apply, to the extent permitted by the laws of the PRC: (a) if the change in law or newly enacted provision is more favorable to any Party than the relevant law, regulation, decree or provision in effect on the date of this Agreement (and the other Parties are not materially and adversely affected), each Party shall promptly apply for the benefit of such change or new provision and use its optimal efforts to have such application approved; or (b) if, as a result of such change in law or new regulation, the economic interests of any Party under this Agreement are directly or indirectly materially and adversely affected, this Agreement shall continue to be enforced in accordance with its original terms and conditions. Each Party shall use all lawful means to obtain a waiver of compliance with such change or provision. If the adverse effect on the economic interests of any Party cannot be eliminated in accordance with the provisions of this Agreement, upon notice by the affected Party to the other Parties, the Parties shall promptly negotiate and make all amendments to this Agreement necessary to maintain the economic interests of the affected Party under this Agreement.

14.	Force Majeure
14.1	"Force Majeure" refers to an unforeseeable, unavoidable and insurmountable event that renders a Party hereto partially or completely unable to perform this Agreement. Such events include, but are not limited to earthquakes, typhoons, floods, water disaster, wars, strikes, riots, governmental acts, or changes in the application of laws.

14.2

In the event of a Force Majeure event, a party's obligations under this Agreement affected by Force Majeure shall be automatically suspended for the period of delay caused by Force Majeure and its period of performance shall be automatically extended for the period of suspension without penalty or liability on the part of such Party. In the event of force majeure, the Parties shall immediately consult to find a just solution and shall use all reasonable efforts to minimize the effects of the force majeure.

15.	Notices
15.1

All notices and other communications required or permitted to be given under this Agreement shall be delivered by hand or sent by registered mail (postage prepaid), commercial courier service or facsimile to the address and facsimile number of such Party as set forth in the Annex. A further confirmation of each notice shall be sent by e-mail. The date on which such notice shall be deemed validly served shall be determined as follows:

15.1.1

A notice shall be deemed to have been validly served on the date of dispatch or rejection if it is sent by personal delivery, courier service, or registered mail, postage prepaid, at the address designated for receipt of the notice.

15.1.2	Notices shall be deemed to have been validly served on the date of successful transmission if sent by fax (evidenced by an automatically generated transmission confirmation message).
15.2	Any Party may change its address for receipt of notices, facsimile and/or email address at any time by giving notice to the other Parties in accordance with the terms and conditions of this Article.
16.	Severability

If one or more provisions hereof are held to be invalid, illegal or unenforceable in any respect under any law or regulation, the validity, legality or enforceability of the remaining provisions hereof shall not be affected or impaired in any respect. The Parties shall negotiate in good faith for the replacement of such invalid, illegal or unenforceable provisions with valid provisions to the optimal extent permitted by law and desired by the Parties, and the economic effect of such valid provisions shall be as similar as possible to that of such invalid, illegal or unenforceable provisions.

17.	Annexes

The annexes listed herein shall be an integral part of this Agreement.

18.	Validity, Amendment, Modification and Supplement, and Copies

18.1

This Agreement shall be effective from the date of signing by the Parties and the pledge of Equity Interests under this Agreement shall be effective from the date of completion of relevant registration formalities at the registration authority.

18.2

Any amendment, modification and supplement to this Agreement shall be made in writing and shall become effective upon signature or seal of the Parties and completion of governmental registration formalities (if applicable).

18.3

If The Stock Exchange of Hong Kong Limited or other regulatory authorities propose any amendment to this Agreement, or if there is any change in the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited or related requirements in relation to this Agreement, the Parties shall amend this Agreement accordingly.

18.4

This Agreement is made in five (5) copies, the Pledgee, the Pledgors and Party C shall each hold one (1) copy, and the rest shall be retained by Party C. Each copy of this Agreement shall be equally valid.

19.	Miscellaneous
19.1

Except as amended, supplemented or modified in writing after the execution of this Agreement, this Agreement shall constitute the entire agreement between the Parties hereto with respect to the subject matter hereof and shall supersede in its entirety all prior negotiations, representations and contracts, both oral and written, with respect to the subject matter hereof. If at any time the Parties enter into any other agreement or arrangement with respect to the subject matter of this Agreement that is inconsistent with this Agreement, this Agreement shall prevail.

19.2	This Agreement shall be binding upon and shall inure to the benefit of the respective successors of the Parties and the permitted assignees of such Parties.
19.3

Any Party may waive its rights under this Agreement, but such waiver must be in writing and signed by all Parties. A waiver by a Party in respect of a breach committed by the other Parties in one case shall not be deemed to be a waiver by such Party in respect of a similar breach in other cases.

19.4	The headings in this Agreement are for convenience of reading only and shall not be used to interpret, explain or otherwise affect the meaning of the provisions of this Agreement.
19.5

The Parties agree to execute in a timely manner such documents that are reasonably required for or are conducive to the implementation of the provisions and purposes of this Agreement and to take such further actions that are reasonably required for or are conducive to the implementation of the provisions and purposes of this Agreement.

19.6	Unless otherwise permitted under the Transaction Agreement and the other terms and conditions of this Agreement, if at any time, as a result of the enactment of or change in any PRC laws, rules or regulations, or as a result of any change in the interpretation or application of such laws, rules or regulations, or as a result of any change in the relevant registration formalities, the Pledgee considers that it is unlawful or against such laws, regulations and rules to maintain this Agreement in force, to maintain the Pledge under this Agreement in effect and/or to dispose of the Equity Interest in the manner provided in this Agreement, the Pledgors and Party C shall promptly take any action, and/or execute any agreement or other document, as directed in writing by the Pledgee and as reasonably requested by the Pledgee, to: (a) keep this Agreement and the Pledge under this Agreement in effect; (b) facilitate the disposal of the Equity Interest in the manner provided herein; and/or (c) maintain or effectuate the security created or intended to be created under this Agreement.

19.7

This Agreement is a legal document independent of the Transaction Agreement or other security documents. The invalidity of the Transaction Agreement or other security documents does not affect the rights and obligations of all Parties hereto. If the Transaction Agreement or other security documents are declared invalid, but the Pledgors still have outstanding Contractual Obligations and/or still owe the Pledgee the Secured Indebtedness, the Equity Interest under this Agreement shall remain security of the Contractual Obligations and Secured Debt until the Pledgors have paid all the Secured Indebtedness and fulfilled all the Contractual Obligations.

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IN WITNESS WHEREOF, the Parties hereto have caused this Equity Pledge Agreement to be executed as of the date and at the place first written above.

Party A

Beijing Glorywolf Co., Ltd.

(Stamp)

By: /s/ ZHAO Peng

Name: ZHAO Peng

Position: Legal representative

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IN WITNESS WHEREOF, the Parties hereto have caused this Equity Pledge Agreement to be executed as of the date and at the place first written above.

Party B

ZHAO Peng

By: /s/ ZHAO Peng

YUE Xu

By: /s/ YUE Xu

(This page is intentionally left blank to serve as the signature page to the Equity Pledge Agreement)

IN WITNESS WHEREOF, the Parties hereto have caused this Equity Pledge Agreement to be executed as of the date and at the place first written above.

Party C

Beijing Huapin Borui Network Technology Co., Ltd.

(Stamp)

By: /s/ ZHAO Peng

Name: ZHAO Peng

Position: Legal representative

Annex

For the purpose of notification, the contact details of the Parties are specified below:

Party A: Beijing Glorywolf Co., Ltd.

Addressee and contact number:

Address:

Email:

Party B1: ZHAO Peng

Contact number:

Address:

Email:

Party B2: YUE Xu

Contact number:

Address:

Email:

Party C: Beijing Huapin Borui Network Technology Co., Ltd.

Addressee and contact number:

Address:

Email: